Exhibit 99.1

Conference Call Transcript

RLI Corp. – Earnings Conference Call – 3rd Quarter 2007

October 17, 2007  // 10:00 am (CT)

RLI Participants

Jonathan E. Michael, Chief Executive Officer

Michael J. Stone, Chief Operating Officer

Joseph E. Dondanville, Chief Financial Officer

John Robison, Treasurer, VP – Investor Relations

Conference Call Participants

Name	Affiliation
Kenneth Billingsley	Signal Hill Capital Group LLC
Ron Bobman	Capital Returns
Thomas Cholnoky	Goldman Sachs
Charles B. Gates	Credit Suisse
Michael Grasher	Piper Jaffray
Douglas Mewhirter	Ferris, Baker Watts
Bijan Moazami	Friedman, Billings, Ramsey & Co.
Meyer Shields	Stifel Nicolaus
Ken Zuckerberg	Fontana Capital

RLI CORP.

Moderator: John Robison

October 17, 2007

10:00 a.m. CT

Operator:

Good morning and welcome ladies and gentlemen to the RLI Corp. third quarter earnings teleconference call. At this time, I would like to inform this conference is being recorded and that all participants are on a listen only mode. At the request of the company, we will open the conference for questions and answers after the presentation.

Before we get started, I would like remind you – everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations of the future. As always these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings including the annual form 10K which would be reviewed carefully.

The company has filed a form 8K with the Securities and Exchange Commission that contains the press release announcing third quarter results. RLI management may make reference during the call to operating earnings and earnings per share from operations which are a non-GAAP measure of financial results.

RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investments gains or losses. RLI’s management believes that this measure is useful in gauging core operating performance across reporting period. They may not be comparable to other company’s definition of operating earnings.

The form 8K contains reconciliations between operating earnings and net earnings. The form 8K and press release are available at the company’s website at www.rlicorp.com. Again at the request of the company, we will open the conference for questions and answers following the presentation. I would turn the conference over to RLI’s treasurer, Mr. John Robison. Please go ahead, sir.

John Robison:	Thank you; good morning to everyone. Welcome to the RLI earnings teleconference for the third quarter of 2007.

Joining me for today’s call are Jon Michael, President and CEO of RLI Corp; Joe Dondanville, Senior Vice President and Chief Financial Officer and Mike Stone, President and Chief Operating Officer of RLI Insurance Company.

We will conduct this call as we have in past quarters. I’ll give a brief review of the financial highlights and then Mike Stone will talk about the quarter’s operations. We’ll then open the call up to questions and Jon Michael will finish up with some closing comments.

I’m please to report record third quarter operating earnings of $59.1 million or $2.46 per share. The combined ratio for the third quarter was 50.6. Included in these results this quarter was favorable loss development on prior years’ reserves of $48.5 million or $1.31 per share. The company periodically reviews its loss reserve estimates and underlying actuarial reserving methodologies in order to assess their accuracy and suitability and to benchmark its reserving practices against industry best practices.

As disclosed in last quarter’s 10Q and our 2006 10K annual reports, the company has performed in the current quarter a more detailed, ground up analysis of the actuarial estimation risks associated with each of its products and segments including consultations with external consultants and assessment of industry information. Our analysis revealed that the company’s quarterly actuarial reserve estimates over recent historical periods have shown a downward trend as a result of moderating loss trend environment, improvements in policy terms and conditions and a favorable underlying exposure mix that occurred during the hard market period from 2001 to 2004.

The impact was most evident in our casualty and surety segments. Based on these factors and analysis including the current consideration of such underlying trends in the actuarial estimates, the result is $48.5 million pre-tax favorable development in prior years’ loss reserves net of bonus and profit-sharing related expenses. Loss reserves estimates are subject to a high degree of variability due to the inherent uncertainty of ultimate settlements values. Periodic adjustments to these estimates may occur as the actual emergence of losses reveals itself overtime. The company believes its enhanced loss reserving processes reflect industry best practices and its methodologies continue to result in an appropriate best estimates of necessary reserve level.

Turning to investments. Investment income grew 11.6 percent to $20.4 million this quarter. There were no significant changes to asset allocation from the previous quarter. Our fixed income portfolio has a duration of approximately 4.5 years and maintains a AAA overall quality rating. Our equity investment in Maui Jim contributed $2 million of pre-tax income for the quarter.

I’m pleased to report an update on the CMC litigation this quarter. We reached a settlement with another bank. This settlement is within our expectation and the remaining exposure in litigation is approximately 17 percent of the original bond penalty.

Turning to our share repurchase program. During the quarter, we repurchased 547,100 shares of RLI stock in an average cost of $58.52 or $32 million.

For operations highlight, I will now turn the call over to Mike Stone. Mike.

Mike Stone:	Thanks, John. Good morning everyone. Another excellent quarter, our disciplined underwriters produced superior results in a difficult environment. We’re an underwriting company, we expect to thrive not just survive in this market as well as in all markets. The market is soft, casualty rates down 12 to 15 percent, the property rates are down 15 to 20 percent. However, we’re coming off very robust pricing in prior years, still nice margins, though they are now under some pressure.

Our model rewards profits. Our underwriters will continue to select risks on the basis of profitability opportunity and not on volume because we don’t have any volume targets here. While gross written premium is down, you would expect, especially a company with significant E&S presence to be off in this kind of marketplace. I’ll talk a little bit about the segments. In the casualty, I’ll talk about a few products here. Our general liability product, our primary liability exposures, which has been our growth engine in the recent past, gross written premiums are off eight percent for the year and nine percent for the quarter with rates of 11 percent in the year and 13 percent for the quarter. Still producing things solidly profitable results. We would expect this area to stabilize in the coming quarters but it’s been under the pressure for the last couple of quarters.

Our executive products group, D&O and E&O, gross written premiums are off 16 percent to date and 25 percent for the quarter and rates under pressure at 14 percent down for the year and 15 percent down for the quarter. Much more competition here and you’ll see that we will give up share where rates don’t allow adequate returns.

Our personal umbrella product. The bright light in this marketplace, our stand alone personal umbrella. Gross written premiums are up five percent and we also had a rate increase of about four percent. We will continue to grow this product as we foster our relationship with the big guy the IIEBA, the big trade associations for agents, and provide umbrella for other companies who don’t have this expertise. We would expect to see this product continue to grow in coming quarters.

Transportation, our truck and bus operation, gross written premiums are off 16 percent for the year and 25 percent in the quarter. Rates down five percent in the quarter, three percent to date. Again, we are sacrificing share here as this market softens significantly. We also expect this marketplace to be the first to firm – the earliest to firm as it’s a fairly short tailed for the casualty line. Overall, casualty markets are tough. We’ll remained discipline as we continue to select on the basis of profit and we’ll look for new opportunities as they come forward.

On the property segment, gross written premiums off 14 percent for the quarter and 11 percent for the year. Talk about CAT business first. Price levels off 30 percent from 1/1 roughly where they reached their peak. Wind peaked a little bit earlier in probably September of last year and year-over-year renewals are off about 25 percent on a rate basis. Earthquake peaked around January 1st and year-over-year rate levels are basically flat, basically, because we’re not yet on the peak. The pricing has stabilized over the last couple of months and probably because we’re in the hurricane season. Given, however, it has been a benign hurricane season, I don’t expect rates to recover to prior levels anytime too soon.

Our E&S fire business, the rates off by 15 percent, gross written premium off 13 percent. Remember that we underwrote our habitational business that was providing a number of losses in prior quarters and that’s driven our gross written premiums down but also driven our loss activity down.

We launched RLI RE, a facultative property operation, in third quarter. We’re up and running and expect production to accelerate in the fourth quarter.

Our marine business, continuing to build this out. Gross written premiums up 40 percent for the quarter, we’ve written about $30 million plus year-to-date. They’re executing on their business plan, we expect this a profitable $75 to $100 million with the gross written premium business in the next few years.

Surety. Good story. Gross written premiums are up six percent for the year. Our energy, and miscellaneous and commercial products continue to grow nicely. Our contract business lags but we’ve added underwriters during ‘07 and expect to begin growing this in the coming quarters. Surety combined ratio of 33 in the quarter, 60 year-to-date. I would say a very significant improvement from just a couple of years ago.

Overall, a tough marketplace in all products. We’re discipline underwriters. We’ll find new opportunities, new products and find ways to continue to outperform in our current businesses. That’s basically our commentary on the market, back to you John.

John Robison:	We will now open the call up to questions.

Operator:

Thank you sir. The question and answer session will begin at this time. If you are using a speakerphone, please pick up the handset before pressing any number. Should you have a question, please press star one on your push button telephone. If wish to withdraw your question, press star two. Your question will be taken in order that is received. Please stand by for your first question.

And our first question comes from Bijan Moazami.

Bijan Moazami:	Good morning everyone. A number of questions, when you say 12 to 15 percent rate decline casualty, is that a new or renewal business?

Mike Stone:	That’s on renewal business. But we don’t see much better rate activity on new business.

Bijan Moazami:

OK. Are you concerned that Munich Re wants to expand market share in the US because obviously after the insurance capacity will become more available do you believe that there is going to be more pressure going forward?

Mike Stone:

It’s Mike Stone again. Obviously, they were a competitor to begin with. Now, they’re tied with a partner of ours and I think that it just another signal that the market’s anything but firm right now. They paid a fairly rich price for this asset, so, we’ll see.

Bijan Moazami:	Mike, finally, are you seeing any kind of totally irrational behavior? Is there any of your product are just not having their appropriate of return at this point?

Mike Stone:

Bijan, I think, some of the property businesses is getting pretty difficult. We think we’re still making a profit in all of our products but certainly the property segments seem to be dropping quickly. Transportation’s also fairly difficult, again, these are two I believe will firm back of quickly as people recognized where we’re pricing our product.

Bijan Moazami:	Is there anything in particular that happened in the quarter that lead to the prices dropping so much more now as compared to quarters ago?

Mike Stone:	You know, Bijan, it’s been a decline, a decay of the last number of quarters. It seems to me it accelerated last quarter and it didn’t improved this quarter.

Bijan Moazami:	Thank you so much, Mike.

Operator:	We’ll take our next question from Charlie Gates with Credit Suisse.

Charlie Gates:	Hi, good morning. What do you think contributed, Mike, to the acceleration that you witnessed in this competition in the last two quarters?

Mike Stone:

Well, Charlie, again, there’s a lot of capacity out there, awful lot of capital, and there hasn’t been any major event in a while. People have come off fairly profitable years in the casualty lines, maybe that’s some of the, you know, the tort environment improving, but overall I believe it’s a capital issue. There’s an awful lot of capital chasing a return.

Charlie Gates:

My second question – maybe I misheard you, but I thought you said that during the period, transportation pricing was down only five percent. Did I get that right? And to what extent does that show diminishing competition?

Mike Stone:

Charlie you did get that right. That’s our renewal rate decrease, you know, we also, our gross written premium was off 20 plus percent. So, we’re giving up share in the market’s off significantly more than five percent. Every large renewal that we have, something in excess of a $100,000, is under a very significant pressure in the transportation arena.

Charlie Gates:

I believe surety ratings only rose what? On a net basis – 0.1 percent. To what extent does that reflect the increased competition and to what extent do you have an issue there with a slowing real estate construction market?

Mike Stone:

We were off just about a percent in the quarter. Really, a lot of that was our contract business was off more than that. So, it certainly, there is a slowing construction marketplace, you’ll see a diminution in the writings on the contract’s segment. Our other segments were up fairly nicely to year-to-date. So, we will expect our small transactional license and permit bond business and also our account driven business to grow and our energy business has grown nicely year-to-date. So, it’s really a function of in the contract segment we’re going to be careful. We’ve been through that before. And you know, we’re going to be slow to move quickly on the contract side.

Charlie Gates:

To what extent do you witness the change in the players writing excess and surplus lines coverage? What I mean by that is to what extent do you see the standard market companies coming to this market to what extent do you see the new Bermudians?

Jon Michael:

It’s Jon Michael, Charlie. The standard lines company, that’s probably the biggest reason anecdotally that the surplus lines business is eroding, is that the standard lines of companies are moving down into that territory and making more of the business and standard lines business. The new Bermuda capital certainly is getting their share of business. There’s no question, that happening as well.

The other thing that’s happening that Mike did not talk about is that carriers look at their – I’m not talking about RLI but I’m talking about in general – markets look at their you know their forecast and underwriters are looking to make bonus and that sort of thing. And so, what typically happens in the fourth quarter of the year is they get more aggressive in pricing the business, to try to achieve their premium forecasts. We don’t do that but others do. And we’re seeing some of that too.

Charlie Gates:	My final question at this time, if you guys where to go back in history, what period in time would this current market environment be similar to?

Jon Michael:	I think I let Mike, answer that, he’s a lot older than I am.

Charlie Gates:	Well, that’s a real nice comment to me man.

Mike Stone:

Charlie, I’m old but I’m wise. You know, I think we’re more – we reached the nadir of the marketplace in about ‘99 – ‘00. We’re not there, I’ve say, we’re probably around 2002 as we started moving up, we’re starting to move down. But we’re still at fairly good market.

Charlie Gates:	Thank you.

Operator:	Moving on to our next question from Doug Mewhirter from Ferris, Baker Watts.

Doug Mewhirter:

Hi, good morning. A question about your reserve of adjustment; did you make any of the adjustments to anything written in the current accident year, as well as prior accident years? And also if you could provide any kind of detail at all about what the main accident years the adjustments came out of?

Joe Dondanville:

Doug, this is Joe Dondanville. Primarily, the reserve releases came out of the 2004, 2005 and 2006 years. We did have some increase in loses in 2007, which is more of trending and price driven and we have some reserves straightening in years of 2001 and prior. That – there was a movement through all of it, but the true releases were ’04, ’05 and ‘06.

Doug Mewhirter:	OK. Just to make sure I heard you correctly, you said that there is some reserve increases for 2007 written business?

Joe Dondanville:	In looking at where the loss picks for 2007, they would increase slightly –

Doug Mewhirter:	OK.

Joe Dondanville:

So, by picking that up, in the third quarter, for the first two quarters’ effect had an impact on moving a little bit up, but certainly was not as even significant compared to the activities for ’04, ’05 and ‘06.

Doug Mewhirter:

OK. Thanks for that. And the question about your premium retention, I noticed that, it has been going up – how much of that is I guess just a changing business mix where you would write more in lines that you would naturally assume or risk and how much of it is a general interest company-wide to retain more premiums because of your capital retention or what have you?

Joe Dondanville:

Doug, I would say it’s about half of each. You know certainly, lines like general liability where we are holding our ground a little bit is a highly retained line; surety, it’s a highly retained line where we saw growth and then some of the you know, big decline areas – our EPG is a higher area of reinsurance for us.

Doug Mewhirter:	OK. Thanks a lot, that’s all my question.

Joe Dondanville:	Thank you.

Operator:	And the next question comes from Meyer Shields from Stifel Nicolaus.

Meyer Shields:	Thanks, good morning everybody. I guess, in the surety, is there any way we could find how much of was changed methodology and how much of that was the CMC settlement?

Joe Dondanville:

Your description is probably incorrect on both. The CMC were settled out at about the reserves that we have. So, there’s no significant impact on the CMC in the quarter and it’s kind of incorporating the trends, there was no change in methodology in what we’re doing – it’s relying, putting more reliance on the trends that we see.

Meyer Shields:	OK. And this is same accident that you split; can you talk about more of surety?

Joe Dondanville:	Yes. I believe there’s a concentration in the four, five and six years in surety.

Meyer Shields:	OK. If I could turn to transportation, I guess, what is the implication that Munich is not really interested in Midland transportation book, is that a factor of your strategy?

Mike Stone:

It’s Mike Stone. I mean, I don’t think so. Munich has been a fairly significant better in the transportation business for the last year or so. They’ve been in it. We’ve competed with them, so, we like the transportation business. We’ll stay. You know, if it’s not Munich, it’s someone else; we’ll find our spot.

Meyer Shields:

That’s hopeful. I guess, with the recent changes in the housing market, and all the subprime issues, have you seen any inflection points in this at all, I’m asking with regards to surety and regards to property loss comps?

Mike Stone:	It’s Mike Stone. Not really. We haven’t seen any impact there.

Meyer Shields:	OK. I guess, last question, Maui Jim earnings are down in regular basis, is there anything going on there that we should know about?

Joe Dondanville:

Yes. The big impact on the cost of the change, is in 2006 numbers, Maui Jim had a sale of discontinued operation where there was a million dollar gain recognized and that is not repeated in the third quarter, so there was an special item in 2006.

Meyer Shields:	We could use this quarter as basis of production?

Joe Dondanville:	Yes.

Meyer Shields:	OK. Thanks so much.

Joe Dondanville:	And I say yes on somewhat seasonal goal basis.

Meyer Shields:	Right. I understand.

Joe Dondanville:	Yes.

Operator:	We’re moving on with Mr. Mike Grasher with Piper Jaffray.

Mike Grasher:

Good morning to all. Just a – Mike and Jon, question around capital position, I mean, you certainly laid out scenario where there is excess capital in the marketplace in that, what about your own position and how would you go about you know of raising that capital position or to risk the capital? What would be your target ratio? Can we expect some acquisition, more share repurchase, dividends, if we look back, acquisition probably that you tended to go, it’s been more building a book and going from there – but has your attitude change to that? Maybe you could give us some commentary around that.

Jon Michael:

We continue to you know as you’ve stated Mike, you continue to grow our capital relative to the amount of business that we would be riding and at the same time, we’re looking for opportunities both potential acquisition opportunities, hiring people, lift outs of teams of people, the RLI RE is an example of that, and we’ll continue to look for ways to utilize our capital.

In the meantime, we will continue with our buyback and once that buy back is completed, we’ll have to reassess where we are and then go from there but in terms of target, we’re obviously below our targets and we are over-capitalized that we’d like to get it to some place you know around one-to-one you know, but we’re going to continue to look at all of those things in the future and you know, it’s a good problem to have and we continue to make a lot of earnings and far out-stripping our ability to grow and we’ll continue to look at that.

Mike Grasher:	I mean, just a follow up, I mean, I made a statement about lifting out the teams or bringing teams on that would seem to me to imply new or differentiated product. What areas might you’d be looking at or what but I don’t necessarily think that you any holes that you are looking to fill but certainly, the opportunities that looked intriguing out there in the marketplace now?

Jon Michael:

Alright, I don’t see which areas of business but I will say they’ll be specialty, niche areas. That’s where we’re good at. We’re not going to be all things to all people. And those are the things that we’re looking for. We, you know, look at ourselves where we’re good at and where we have holes and we go from there. But we won’t be in the standard lines markets any time soon, that’s for sure.

Mike Grasher:	Thank you and congratulations on the quarter.

Operator:	We’re moving on to Ron Bobman on Capital Returns.

Ron Bobman:

Hi, congrats on another great quarter. Underwriting is really impressive and also great discipline on limiting the top-line where it’s not meant to be. I had a question, sort of I think a follow up on Charlie’s question. In the transportation area you mentioned rates were down five percent on your renewal this quarter, but your volumes are off 25 percent and I was wondering was there a particular large account or some sort – something that I recognized no one wants a five percent decline but 25 percent was obviously a pretty significant drop in writings for the quarter. Was it just an ordinary situation of competition pulling business or was there something concentrated there? Thanks.

Mike Stone:

It’s Mike Stone. We’re off 16 percent for the year. Again, we lost a number of renewals in the quarter, and any renewal that comes up with sizable premium, anything in six figures, is under quiet a bit of pressure. We are very discipline in that business. You know, the margins of that business are tough, and so, we will let that business go and expect it will be back in a couple of years.

Ron Bobman:	OK. I guessed another question. Thanks for that. I was just curious, does Munich provide any reinsurance? Are they under any of your programs?

Jon Michael:	They are our largest reinsurer.

Ron Bobman:

And do you have some sort of differing view about their increasing insurance initiatives and growing work there. I would think that you would, given the availability of reinsurance, you would surely change them as a lead provider or am I wrong?

Jon Michael:

That’s hard to say. I think really, you know, maybe first reaction might be that, but the reality is all the reinsurers are competing with us, so you can go — look at those Bermuda reinsures, they’re all competing with us and we seek out their capacity for some of our covers as well. If we took, really that attitude we wouldn’t place reinsurance.

Ron Bobman:	No, no ...

Jon Michael:	Probably no change. We’ll have a talk with Munich about it but probably no change.

Ron Bobman:	OK. Thanks a lot and continue on success.

Mike Stone:	Thank you.

Operator:	Moving on to our next question from Tom Cholnoky from Goldman Sachs.

Tom Cholnoky:

Good morning. I guess I have a question that may or may not be directly related to RLI but in your commentary, I was focusing on your obviously commentary on rates and the decline in rates, and I guess one of the things that I struggled with in looking at either you or different companies in an environment where rates are going down double digit, why aren’t we seeing accidental year loss ratios reflect what are double digit declines? I mean, put simplistically, if loss cost trends are essentially flat and you’ve got 10 or 15 percent less rate, it would imply that your loss ratio picks probably should go up by 10 percent. And I’m not picking on RLI by any means, but I’m just thinking in general, what is wrong with my view where margin should be in a declining rate environment?

Joe Dondanville:

This is Joe Dondanville. I think part of the phenomenon that you’re seeing today is that as loss costs are relatively stable, our emergence of losses, of what we expect loses to be, has been more favorable than what we would be expected. So that has offset some of that price decline that you are seeing and so, when we’re looking at overall reserves and booking ratios, that has had a more favorable impact historically, than the price declines. And I think for us, as I’ve mentioned we are seeing a little bit higher loss picks going forward in 2007 and I would assume other companies are going to run into that same phenomenon.

Tom, our estimated loss ratios for the current accident year begin with, you know, when we’re looking at that formula, they begin with what’s the price change? What price change are we seeing across the book? And that’s the starting point, but you have to bring in the emergence from prior years’ development to the extent of that that’s been positive it more or less has offset some of that.

Tom Cholnoky:

So, when you get to the point where you don’t have any more favorable development, let’s say come to a point where your reserves are at adequate levels, at that point one would expect either yourselves or other companies in the industry, if they’re true to what’s going on with pricing, to see much more significant increases in loss ratio picks. Is that fair?

Joe Dondanville:	That’s fair.

Tom Cholnoky:	OK. Alright, that’s great. Thank you.

Operator:	And we’re moving on to Kenneth Billingsley with Signal Hill.

Kenneth Billingsley:

Alright, good morning. This is kind of taking Tom’s question in a little bit different direction. You commented that rates are down pretty significantly, but it looks like the core loss ratio is still improving. From a reserves standpoint, what changes were made? For example, are you booking more to your own experience than industry experience as compared to prior quarters?

Joe Dondanville:

Hi, Ken, this is Joe. Yes, that’s part of the factor but we did have an increase in the current accident year during the quarter, so but that, you know, still might be masked by large decreases from prior years.

Kenneth Billingsley:

What I’m looking at is the core adjusting out the reserve adjustment of the whole compared to prior years’ loss ratios backing out reserve releases. It still looks like quarter over quarter, you’re still having improvements?

Jon Michael:	I think it’s mixed, Ken. I think that are you looking at you know, it depends on which segment you’re looking at overall.

Kenneth Billingsley:	Blended right now

Jon Michael:	I think if you look at property results for example, you’ll see significant improvement on the property results — quarter-to-quarter.

Kenneth Billingsley:	What drove the change that focused more on your own experience over industry experience and can you given us an idea how much of the weighting changed?

Joe Dondanville:

We can’t really give you what the weighting change is but if you look at our trend of favorable development of the last several quarters, at this point we’ve incorporated more of that into our reserve analysis as more of a continuing trend as opposed to an anomaly.

Kenneth Billingsley:	Thank you. Great quarter.

Operator:	We’ll take a follow up question from Charlie Gates.

Charlie Gates:

Hi, my first question, I think one of you said that 17 percent of the commercial money center bond exposure remained — the initial commercial money center bond exposure remained. Could you tell us what that number is or what the initial number was?

Mike Stone:

Yes, Charlie, it’s Mike Stone. We had roughly $15 million worth of bond penalty, and it depends on how you look at this, and I think there’s about $7 million left. I don’t know if that equals 17 percent or not but thereabouts. When you look at out of pockets, it’s roughly a little bit less than half of that, so, you know, there’s about $7 million left, roughly out of pockets, excuse me, bond penalty, we would expect immaterial going forward. There’s — we will expect to resolve this in the coming quarters hopefully by year-end but I am not sending any signals to anybody. But it’s really going to be a non-event.

Charlie Gates:	You mean the future exposure specific to that is probably a non event?

Mike Stone:	Yes. The future exposures related to that is a non-event.

Charlie Gates:

There was my first question. My second question — if you were an analyst following multi-line insurance companies and were trying to ascertain to what extent those companies were growing their exposure in excess and surplus lines today, how would you do that?

Jon Michael:	Right, Charlie I’m glad I’m not an analyst. I think I’d talk to the managements of those companies. That’s how’d I do it.

Charlie Gates:	I think that some of those managements would say “we don’t even know how to spell ‘excess and surplus lines.’”

Mike Stone:	Then tell them to stay out.

Jon Michael:	Keep them out of there.

Charlie Gates:	Thank you.

Joe Dondanville:

Charlie, for our company we write a lot of it on a non-admitted basis in our Mt. Hawley company, but when you see the standard lines going down there’s no differentiation with an admitted business in the types of surplus lines they would still record with the other more typical standard lines that they write, so it is something that you’d have to ask and drill down through management questions.

Charlie Gates:	Is the specific area, if you’re to step back, and you’re to say, what area of our business is the worst? Is that basically commercial auto liability?

Mike Stone:	Charlie, Mike Stone

Charlie Gates:	Because you were saying transportation, and I translated that into commercial auto liability.

Mike Stone:	Charlie, that’s a little different. Our transportation business consists of trucks and basically that’s fleet business, for hire, by and large, and busses, that is public transportation. We have a small segment of what we commonly refer to as commercial auto which are basically private, small, five, to 25 units of a particular business, but by and large our business is large fleets, trucks, over the road, and buses.

Charlie Gates:	But on statutory basis, if an analyst was to look and say, a multi-line insurance company writing these risks, that would show up in commercial auto liability and commercial auto physical damage?

Jon Michael:	That’s correct.

Mike Stone:	Yes, Charlie.

Charlie Gates:	Thank you guys. A nice conference call.

Jon Michael:	Thank you.

Mike Stone:	Thanks.

Operator:	The next question comes from Meyer Shields with Stifel Nicolaus.

Meyer Shields:	Thanks, just a few nit-picky questions, if I can. Is there any reason that short-term debt went up in the quarter?

Joe Dondanville:	We like the carry trade that we have with the short-term debt that we have right now, and it’s attractive to us.

Meyer Shields:	Ok. Was there anything unusual in the tax rate? It came in a little lower than I would have thought.

Joe Dondanville:	Yea, we had some benefits that came through in the quarter related to some items that were outstanding with the settlement of our tax audit from last year.

Meyer Shields:

Ok, and I don’t know if this is the right way of doing it, but when we look at the general expenses and the ratio of total revenues, that went up a little bit from 1.3 percent to 2.1 percent. Is there anything unusual in terms of that?

Jon Michael:

Yes. Jon Michael here. There are two things, Part of it is because of the terrific quarter, bonus compensation went up, and part of that goes through that line item, part of it, and then second we had a one time charitable contribution increase of $1million for the quarter.

Meyer Shields:	OK. That’s it for me, thanks so much.

Operator:	And as final reminder if you like to ask your question at this time, that is star one. And we’ll take our question from Mike Grasher from Piper Jaffray

Mike Grasher:

Thanks for taking my follow-up, just a question on Mike, you were commenting earlier on the market and what it resembles in terms of history — just wondering if the capital that’s out there today — is it more responsible today than previous soft markets? If so, then could this part of the cycle be more I guess elongated cycle or one that maybe isn’t as severe as previous cycles, or alternatively is it simply too early to really tell.

Mike Stone:

Mike, we’ve been telling ourselves that, the industry has, that we’re better, we have better data, better governance, and we also got a heck of a lot more capital, so I don’t think the cycle’s dead. What will the trough be less severe, shorter? Again, I think it’s too early to tell.

Operator:	If there are no further question, I will turn the conference back to Mr. Jonathan Michael.

Jon Michael:

Thank you all for all of your questions, very good, it’s always good to talk to you after the quarter. The quarter was obviously impacted in a positive way by the reserve release, but even without that reserve release the quarter was an excellent underwriting result. I’ll let you do the math, but if you look period over period, and compare the quarter versus what all the analyst estimates were, you’ll see that the result was very, very good indeed, and all segments, across all segments, they performed well.

Mike said we are an underwriting company first and foremost. His presentation mostly dealt with that. We are different. We seek to produce an underwriting profit first, and we deliver. In this soft market we’ll continue to grow when and where it makes sense to grow, where we’re seeing pressure and ridiculous rate reductions, we’ll pull back. We are mining for opportunities. We talked about that. RLI Re, was one of those, that operation is up and running and it has now produced some business, and we hope to continue to build our platform for the future.

Through all of this we’re going to continue to be disciplined underwriters. That’s one thing that you can rest assured, with RLI we’ll have discipline in RLI. Thanks for listening and we’ll talk to you again next quarter.

END